Exhibit 3.1

Amended Article Fourth of
LSI’s Amended and Restated Articles of Incorporation

FOURTH. The maximum number of shares which the Corporation is authorized to have outstanding is:

              A.              40,000,000~~30,000,000~~ shares of Common Stock, without par value and

              B.              1,000,000 shares of Preferred Stock, without par value.

              The holders of the Preferred Stock shall be entitled to receive dividends out of any funds of the Corporation at the time legally available for dividends when and as declared by the Board of Directors at such rate as shall be fixed by the Board of Directors before any sum shall be set apart or applied to the redemption or purchase of or any dividends shall be declared or paid upon or set apart for any class or series of Common Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock shall be entitled to receive out of the assets of the Corporation payment of an amount per share as determined by the Board of Directors as a liquidation price (including accrued dividends, if any) before any distribution of assets shall be made to the holders of any class or series of Common Stock.

              The Board of Directors shall have the express authority from time-to-time to adopt amendments to these Articles of Incorporation with respect to any unissued or treasury shares of Preferred Stock and thereby to fix or change the division of such shares into series and the designation and authorized number of shares of each series and to provide for each such series: voting powers, full or limited or no voting powers; dividend rates; dates of payment of dividends; dates from which dividends are cumulative; liquidation prices; redemption rights and prices; sinking fund requirements; conversion rights; restrictions on the issuance of shares of other series of Preferred Stock; and such other designations, preferences and relative participating options or other special rights and qualifications, powers, limitations or restrictions thereon as may be determined by the Board of Directors.